Exhibit 99.1

Energy Transfer and SemGroup Announce Successful Completion of Merger

Energy Transfer Expands Vast Pipeline Network and

Acquires Strategic Position on the Houston Ship Channel

DALLAS and TULSA, OK, December 5, 2019 — Energy Transfer LP (NYSE: ET) and SemGroup Corporation (NYSE: SEMG) today announced the completion of their previously announced merger, which resulted in the acquisition of Tulsa-based SemGroup by Dallas-based Energy Transfer. The terms of the agreement were approved by the holders of a majority of SemGroup’s outstanding voting stock at a special meeting of SemGroup stockholders on December 4, 2019. As a result of the merger, Energy Transfer issued approximately 57.6 million of its common units to SemGroup stockholders.

Effective with the opening of the market today, SemGroup will cease to be a publicly traded company and its common stock will discontinue trading on the NYSE.

The combined operations of the two companies are expected to generate annual run-rate efficiencies of more than $170 million, consisting of commercial and operational synergies of $80 million, financial savings of $50 million and cost savings of $40 million.

Energy Transfer’s acquisition of SemGroup’s Houston Fuel Oil Terminal (HFOTCO) strengthens its crude oil transportation, terminalling and export capabilities, and provides Energy Transfer a strategic position on the Houston Ship Channel. HFOTCO is a world-class crude oil terminal with more than 18 million barrels of crude oil storage capacity, five deep-water ship docks and seven barge docks.

To provide shippers further access from the Houston Ship Channel to markets along the Gulf Coast, Energy Transfer is constructing the Ted Collins pipeline, a 75-mile crude line that will connect HFOTCO to Energy Transfer’s Nederland terminal. The pipeline is expected to be in service in 2021, and will have an initial capacity of 500 [thousand] barrels per day.

This acquisition expands Energy Transfer’s pipeline footprint by adding crude oil and NGL gathering systems and transmission lines in the DJ Basin in Colorado and the Anadarko Basin in Oklahoma and Kansas with connections to crude oil terminals in Cushing, Oklahoma. The acquisition will also provide a significant natural gas gathering and processing presence in the Alberta Basin in western Canada.

Energy Transfer LP (NYSE: ET) owns and operates one of the largest and most diversified portfolios of energy assets in the United States, with a strategic footprint in all of the major domestic production basins. ET is a publicly traded limited partnership with core operations that include complementary natural gas midstream, intrastate and interstate transportation and storage assets; crude oil, NGL and refined product transportation and terminalling assets; NGL fractionation; and various acquisition and marketing assets. ET, through its ownership of Energy Transfer Operating, L.P., also owns Lake Charles LNG Company, as well as the general partner interests, the incentive distribution rights and 28.5 million common units of Sunoco LP (NYSE: SUN), and the general partner interests and 46.1 million common units of USA Compression Partners, LP (NYSE: USAC). For more information, visit the Energy Transfer LP website at www.energytransfer.com.

SemGroup Corporation moves energy across North America through a network of pipelines, processing plants, refinery-connected storage facilities and deep-water marine terminals with import and export capabilities. SemGroup serves as a versatile connection between upstream oil and gas producers and downstream refiners and end users. Key areas of operation and growth include western Canada, the Mid-Continent and the Gulf Coast. SemGroup is committed to safe, environmentally sound operations. Headquartered in Tulsa, Okla., the company has additional offices in Calgary, Alberta; Denver, Colorado; and Houston, Texas.

Forward-Looking Statements

This release includes “forward-looking” statements. Forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. Statements using words such as “anticipate,” “believe,” “intend,” “project,” “plan,” “expect,” “continue,” “estimate,” “goal,” “forecast,” “may” or similar expressions help identify forward-looking statements. Energy Transfer and SemGroup cannot give any assurance that expectations and projections about future events will prove to be correct. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions. These risks and uncertainties include the risk that the anticipated benefits from the transaction described above may not be fully realized. Additional risks include: the ability of Energy Transfer to successfully integrate SemGroup’s operations and employees and realize anticipated synergies and cost savings, the potential impact of the consummation of the transaction on relationships, including with employees, suppliers, customers, competitors and credit rating agencies, the ability to achieve revenue, DCF and EBITDA growth, and volatility in the price of oil, natural gas, and natural gas liquids. Actual results and outcomes may differ materially from those expressed in such forward-looking statements. These and other risks and uncertainties are discussed in more detail in filings made by Energy Transfer and SemGroup with the Securities and Exchange Commission, which are available to the public. Energy Transfer and SemGroup undertake no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Energy Transfer Investor Relations

Bill Baerg, Brent Ratliff, Lyndsay Hannah – 214-981-0795

Energy Transfer Media Relations

Vicki Granado or Lisa Coleman - 214-840-5820